Exhibit 2.18


                             SECOND AMENDMENT TO THE
                          CONVERTIBLE PROMISSORY NOTES

         This SECOND AMENDMENT is dated as of May __, 2005, by and among Minrad International, Inc., a Delaware corporation (the "Borrower"), Laird Cagan ("Cagan"), and the Morrie Tobin Family Trust (the "Trust"), (Cagan and the Trust being, collectively, the "Lenders").

         WHEREAS, the Borrower and the Lenders executed the first Amendment to the Convertible Promissory Notes ("First Amendment"), dated May ___, 2005 and attached hereto as Exhibit A, in connection with certain promissory notes (the "Notes"), issued in connection with certain other Loan Documents, dated February 2005, by and among the parties hereto and referenced in the Notes, including a Mortgage and Security Agreement, the Guarantee Agreement, the Registration Rights Agreements, the Warrant Agreements, the Note Subscription Agreements, and other loan and collateral documents evidencing or securing the obligation (collectively, the "Loan Documents').

         WHEREAS, the Borrower has requested additional time to fulfill certain obligations under the Amendment and Notes and the Lenders desire to grant such a request, so as to avoid an "Event of Default" under the Notes.


         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, the parties agree as follows:

         The Borrower acknowledges that as of the date hereof, it has not complied with its closing obligations under Section 1(d) of the Note Subscription Agreement (referenced in the Loan Documents), and Section 8 of the First Amendment, and the Borrower hereby covenants that within twenty (20) business days following the execution of this Second Amendment, the Borrower will deliver a second mortgage on the Borrower's facility located at 3950 Schelden Circle, Bethlehem, Pennsylvania 18017, and a security interest in all personal property at that location, in a form substantially similar to the Mortgage and Security Agreement, attached hereto as Exhibit B, as described in the Notes, as amended, and the referenced therein. A breach of this obligation shall be considered an "Event of Default" under the Notes.

Except as specifically amended by this Second Amendment, each of the Notes, the First Amendment and the other Loan Documents shall continue in full force and effect. This Second Amendment shall be governed by and construed in accordance with New York law. This Second Amendment, the First Amendment and the Loan Documents represent the entire agreement of the parties with respect to the subject matter, and any amendment or modification to this Second Amendment, First Amendment or the other Loan Documents must be in writing and signed by the parties.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed, all as of date first above written.


                  MINRAD INTERNATIONAL, INC.
                   a Delaware corporation

                  By:_____________________________
                    Willam H. Burns, Jr., President and CEO


                  -------------------------------
                  Laird Q. Cagan


                  TOBIN FAMILY TRUST


                  By:_____________________________
                  Morrie Tobin, Trustee




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